Patrick Industries, Inc. Completes Acquisition of LMI, Inc.

ELKHART, IN - November 30, 2017 - Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of LMI, Inc. and related companies (collectively, “LMI”), a leading designer, fabricator, and installer of specialty glass, mirror, bath and closet building products to residential housing and commercial high-rise builders, general contractors, retailers, and recreational vehicle (“RV”) manufacturers in the U.S. LMI is headquartered in Ontario, California and operates six manufacturing and distribution centers in California and Nevada and an additional manufacturing facility in China. The Company projects LMI’s full-year 2017 revenues to be approximately $75 million. The total cash consideration paid for LMI was approximately $81 million and the Company expects the acquisition to be immediately accretive to 2017 net income per share.

LMI, whose well-established, high-quality brands include LMI, Chaparral, CoxUSA, All Counties Glass, and Shower Enclosures America, serves leading residential and commercial builders, primarily in California and Nevada, and retailers, glass wholesalers, and RV manufacturers across the country. LMI’s specialty building and RV products include multiple lines of shower enclosures, fabricated glass products, vanity and wall mirrors, wardrobe doors and hardware systems, and closet organizers and shelving.

“LMI’s excellent reputation has been built upon years of providing quality products and services and industry leading technical and installation expertise to its customer base,” said Todd Cleveland, Chief Executive Officer of Patrick. “LMI’s offerings complement our existing industrial product portfolio and further increase our RV content per unit, while also allowing us to provide a full suite of bath and shower products to both new and existing customers. This acquisition is well-aligned with our strategic initiatives and capital allocation strategy and represents an excellent opportunity to expand and diversify our presence in the industrial markets and enter new sales channels with large scale home builders, commercial contractors, and big box retail customers.”
“LMI’s long-standing builder and commercial relationships, geographic footprint in the western United States, glass and metal fabrication capabilities and expertise, and extensive portfolio of premium specialty bath and closet building products will enable us to further penetrate the residential housing and commercial markets,” said Andy Nemeth, President of Patrick. “These western markets and certain other key regions of the country have experienced continued steady growth with strong industry tailwinds, and have a favorable outlook with continued pent-up demand for high-quality, affordable homes. Consistent with previous acquisitions, we will support LMI with a financial and operational foundation that will allow it to capitalize on its core competencies while preserving the entrepreneurial spirit that has been so important to its success.”

Larry Methvin, founder and President of LMI, said, “After more than 43 years in business, our exceptional team is excited to partner with the Patrick organization, which shares the same vision to supply innovative products and superior service to its customers.” Kent Snyder, Principal at LMI, further stated, “The partnership with Patrick will enable us to expand our products and services into new geographic regions and further leverage LMI’s proven business model and brands.”
The acquisition of LMI included the acquisition of accounts receivable, inventory, prepaid expenses, and machinery and equipment, and was funded under the Company’s existing credit facility. Patrick will continue to operate LMI on a stand-alone basis under its brand names in its existing facilities.
Patrick Industries, Inc.
Patrick Industries, Inc. is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, marine, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, and other industrial markets and operates coast-to-coast through locations in 20 states and in China. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile moldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures and tile systems, thermoformed shower surrounds, specialty bath and closet building products, fiberglass and plastic helm systems and component products, wiring and wire harnesses, electrical systems components including instrument and dash panels, softwoods lumber, interior passage doors, RV painting, slotwall panels and components, aluminum fuel tanks, and CNC molds and composite parts and other products. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. The Company does not undertake to publicly update or revise any forward-looking statements except as required by law. Factors that may affect the Company’s operations and prospects are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
Patrick Industries, Inc.
574-294-7511
kotowskj@patrickind.com